                      [Clifford Chance US LLP Letterhead]

                                           December 19, 2007

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:  Morgan Stanley International Value Equity Fund (the "Fund")
     Securities Act File No. 333- 53546
     Post-Effective Amendment No. 10
     -------------------------------
     Investment Company Act No. 811-10273
     Post-Effective Amendment No. 11
     -------------------------------

Dear Sir or Madam:

     In connection with the filing of Post-Effective Amendment No. 10 to this
Fund's Registration Statement on Form N-1A, we hereby represent, pursuant to
Rule 485(b), that the said Post-Effective Amendment No. 10 filed pursuant to
Rule 485(b) under the Securities Act of 1933 does not contain any disclosures which would render it ineligible to become effective pursuant to said Rule
485(b).

                                                       Very truly yours,

                                                       /s/ Stuart Strauss
                                                       Stuart Strauss